EXHIBIT 10 (d)

2001 COMPREHENSIVE STOCK PLAN

RESTRICTED STOCK UNIT AGREEMENT

Awardee: Wayland Hicks (“Awardee”)

Grant Date: June 7, 2007

Restricted Stock Units: 133,334

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of the Grant Date by and between UNITED RENTALS, INC., a Delaware corporation having an office at Five Greenwich Office Park, Greenwich, CT 06831 (the “Company”), and Awardee. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2001 Comprehensive Stock Plan (the “Plan”).

In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Restricted Stock Units. The Company hereby grants 133,334 Restricted Stock Units (the “Units”) to Awardee pursuant to the Plan, subject to the terms and conditions of this Agreement and the Plan.

2. Vesting. One Hundred Percent (100%) of the Units granted hereunder shall vest, if at all, on the day that the Company formally completes and closes a Change of Control transaction (as defined in subparagraph (a) below) (“the Closing Date”), provided that the Closing Date occurs on or before December 31, 2007. If a Change of Control does not occur within such time frame, then the Units will never vest and Awardee shall irrevocable forfeit any right or entitlement thereto.

(a)

Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if: (i) any “person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Act”)) directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by then outstanding voting securities of the Company or (ii) there shall be consummated a merger of the Company, the sale or disposition by the Company of all or substantially all of its assets within a 12-month period, or any other business combination of the Company with any other corporation, but not including any merger or business combination of the Company with any other corporation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination. The term “persons” is defined in Section 13(d) of the Act, except that the term “person” shall not include (1) any person or an Affiliate of such person who as of the date of this Agreement owns 10% or more of the total voting power represented by the outstanding voting securities of the Company; and (2) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation which is owned directly or indirectly by the stockholders of the Company in substantially the same percentage as their ownership in the Company, An “Affiliate” of a person is a person that controls, is controlled by, or is under common control with such person.

3. Payment upon Vesting. On or as soon as reasonably practicable after the Closing Date, but in any event within two (2) business days following the Closing Date, provided that Awardee has satisfied Awardee’s tax withholding obligations with respect to the vesting as described in this Agreement, the Company shall deliver to Awardee (or Awardee’s beneficiary or estate, if no beneficiary is designated or in the event any chosen beneficiary predeceases Awardee, in the event of the death of Awardee): (a) such amount of cash and/or securities consideration payable pursuant to the Change of Control that a holder of 133,334 shares of the Company’s common stock (“Stock”) would have received or (b) only if the Change of Control leaves outstanding, and does not convert into other consideration, the shares of Stock held by non-affiliates of the Company, 133,334 shares of Stock by electronic book-entry transfer or credit of such shares to such account of Awardee as Awardee timely designates.

4. No Rights as a Stockholder. Neither the Units nor this Agreement shall entitle Awardee to any voting rights or other rights as a stockholder of the Company. Without limiting the generality of the foregoing, no dividends or dividend equivalents shall accrue or be paid with respect to any Units.

5. Transferability. Units are not transferable by the Awardee, whether by sale, assignment, exchange, pledge, or hypothecation, or by operation of law or otherwise.

6. Issuance and Transferability of Shares of Stock. Notwithstanding anything in this Agreement to the contrary, Awardee acknowledges that (i) the Company shall not be required to issue any shares of Stock to be delivered hereunder prior to their registration under the Securities Act of 1933 (pursuant to a Registration Statement on Form S-8 or otherwise) and compliance by the Company or Awardee with any other provisions of applicable law or regulation, including the applicable rules of any exchange or quotation system, and (ii) the Company may issue such shares subject to any restrictive legends that, as determined by the Company’s counsel, are necessary or desirable to comply with such applicable law, regulation or rules.

7. Conformity with Plan. Except as specifically set forth herein, this Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, which is incorporated herein by reference. Any inconsistencies between this Agreement and the Plan with respect to any mandatory provisions of the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, Awardee acknowledges his receipt of the Plan and his agreement to be bound by all the terms of the Plan. All definitions stated in the Plan apply to this Agreement.

8. Withholding Taxes. Awardee shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required to be withheld by applicable law or regulation in respect of the vesting or distribution of shares of Stock hereunder no later than the date of the event creating the tax liability. The Company may, and, in the absence of other timely payment or provision made by Awardee that is satisfactory to the Company, shall, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to Awardee, including, but not limited to, by withholding shares from any shares of Stock to be delivered hereunder. In the event that payment to the Company of such tax obligations is made by delivery or withholding of shares of Stock, such shares shall be valued at their fair market value (as determined in accordance with the Plan) on the applicable date for such purposes.

9. Awardee Advised To Obtain Personal Counsel and Tax Representation. IMPORTANT: The Company and its employees do not provide any guidance or advice to individuals who may be granted an Award under the Plan regarding the federal, state or local income tax consequences or employment tax consequences of participating in the Plan. Notwithstanding any withholding by the Company of taxes hereunder, Awardee remains responsible for determining Awardee’s own personal tax consequences with respect to the Units, the receipt of shares of Stock upon their vesting and otherwise of participating in the Plan, and also ultimately remains liable for any tax obligations in connection therewith (including any amounts owed in excess of withheld amounts). Accordingly, Awardee may wish to retain the services of a professional tax advisor in connection with the Units and this Agreement.

10. Beneficiary Designation. Awardee may designate one or more beneficiaries, from time to time, to whom any benefit under this Agreement is to be paid in case of Awardee’s death. Each designation must be in writing, signed by Awardee and delivered to the Company. Each new designation will revoke all prior designations.

11. Adjustments for Changes in Capital Structure. Other than a Change of Control, in the event any change is made to the Stock by reason of any Stock dividend or extraordinary dividend, Stock split or reverse Stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or other change affecting the outstanding Stock as a class without the Company’s receipt of consideration, the Company shall make such appropriate adjustments to the Units as are equitable and reasonably necessary or desirable to preserve the intended benefits under this Agreement.

12. Disputes. Any question concerning the interpretation of or performance by the Company or Awardee under this Agreement, including, but not limited to, the Units, their vesting or the issuance or delivery of shares of Stock, or any other dispute or controversy that may arise in connection herewith or therewith, shall be determined by the Administrator in its sole and absolute discretion. Following a Change of Control, the term “Administrator” for purposes of this Agreement shall mean a majority of the compensation committee of the board of directors of the Company as such committee existed immediately prior to the Change of Control.

13. Miscellaneous.

(a)	References herein to determinations or other decisions or actions to be taken or made by the Company shall be made by the Administrator or such other person or persons to whom the Administrator may from time to time delegate authority or otherwise designate.

(b)	This Agreement may not be changed or terminated except by written agreement signed by an authorized officer of the Company and Awardee. It shall be binding on the parties and on their personal representatives and permitted assigns and, in the case of the Company, on its successor following a Change of Control.

(c)	This Agreement, together with the Plan, sets forth all agreements of the parties. It supersedes and cancels all prior agreements with respect to the subject matter hereof.

(d)	This Agreement shall be governed by, and construed in accordance with, the laws of Connecticut. Any litigation instituted by any party to this Agreement pertaining to this Agreement must be filed before a court of competent jurisdiction in Connecticut and both parties hereby consent irrevocably to the jurisdiction of such courts over them.

(e)	All notices, requests, service of process, consents, and other communications under this Agreement shall be in writing. Notice shall be deemed given and effective (a) three (3) business days after the deposit in the U.S. mail of a writing addressed as provided below and sent first class mail, certified, return receipt requested, (b) when received by the addressee, if sent by a nationally recognized express courier for next day delivery service (receipt requested), or (c) upon personal delivery (with written confirmation of receipt). Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph. Notices shall be addressed (i) to Awardee at the last address he or she has filed in writing with the Company and (ii) to the Company at its principal offices attention Legal Department. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above.

(f)	This Agreement may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

Dated: As of June 7, 2007

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

UNITED RENTALS, INC.

By:	/s/ Michael Kneeland
Name:	Michael Kneeland
Title:	Chief Executive Officer

AWARDEE:

By:	/s/ Wayland R. Hicks
Name:	Wayland R. Hicks
Title:	Vice-Chairman

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